EXHIBIT 99.1.1

NEWS RELEASE

CONTACT:

Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2004 RESULTS

•	GAAP Earnings Per Share of $0.28
•	Worldwide Revenue Up 3% Over 2003
•	Third Consecutive Quarter of Positive North American Retail Comps

Delray Beach, Fla., October 20, 2004 — Office Depot, Inc. (NYSE: ODP) today announced third quarter results for the fiscal period ended September 25, 2004. All numbers are presented on a GAAP basis unless otherwise specifically indicated.

Total Company sales for the third quarter of 2004 were $3.3 billion, a 3% increase compared to the third quarter of 2003. For the first nine months of 2004, sales grew by 11% compared to the first nine months of 2003. Worldwide comparable sales in the 931 stores and 80 delivery centers that have been open for more than one year were flat for the third quarter of 2004, and increased 1% for the first nine months of 2004.

Operating profit for the third quarter was $135 million, representing a 5% decrease compared to the same period in 2003. Higher segment operating profits from North American Retail and the Business Services Group were more than offset by increased general and administrative expenses and North American Retail store pre-opening costs. Net earnings per diluted share were $0.28, compared with $0.29 for the same period last year.

Operating profit for the first nine months of the year was $430 million, an increase of 12% compared to the same period in 2003. For the first nine months of 2004, earnings per diluted share were $0.90, compared to $0.74 for the same period last year. Included in our 2003 results was the adoption of EITF 02-16, which reduced diluted earnings per share by $0.08 for the first quarter. Additional information on this accounting standard can be found in our 2003 Form 10-K and our 2004 Form 10-Q filed with the SEC this morning and available on our website at www.officedepot.com.

Neil Austrian, Office Depot’s Chairman and Chief Executive Officer, commented, “Our third quarter was challenging on many fronts. Softening in our European business, disruptions associated with several hurricanes in the U.S. and lower than expected back-to-school sales combined to negatively impact our financial performance. Despite these challenges, we improved the profitability of our North American Retail and Business Services Group segments through several on-going merchandising initiatives and a broad-based focus on expense management.”

North American Retail

Sales in the North American Retail Division increased 3% in the third quarter and 4% for the first nine months of 2004, compared to the same periods in 2003. Comparable store sales in the 869 stores in the U.S. and Canada that have been open for more than one year increased 1% for the third quarter and 2% for the first nine months of 2004. Improved technology category sales drove the positive comparable sales for the quarter.

Gross margins remained flat as a percentage of sales during the quarter, as broad based category gross margin percentage improvements were offset by an increased sales mix of lower margin technology products. Store and warehouse expenses declined as a percentage of sales, reflecting improvements in the retail staffing model. Segment operating profit increased 7% in the third quarter and 10% for the first nine months of 2004 compared to the same periods in 2003.

Austrian noted, “Despite a softer than expected back-to-school season, we are generally pleased to have posted our third consecutive quarter of positive retail comparable sales. Technology initiatives implemented over the last three quarters have generated positive results. More importantly, our focus on increasing store profitability is beginning to produce meaningful outcomes, and we have made it one of our highest priorities.”

During the third quarter, the Company opened 24, closed two and relocated six office supply stores. At the end of the third quarter, Office Depot operated a total of 923 office products superstores throughout the U.S. and Canada.

For the fourth quarter, the Company expects comparable retail sales increases to be in the low to mid single digit range, the strongest performance since 2000. The Company also expects to open approximately 50 new stores and remodel approximately 15 stores in the fourth quarter.

Business Services Group

Business Services Group sales increased 2%, both in the third quarter and for the first nine months of 2004. The increase reflects 2% growth in the contract channel for the third quarter and 3% for the first nine months of 2004. Total commercial sales were positive in the third quarter, with growth in Office Depot catalog and 4Sure.com channels offset by a decline in Viking catalog. Domestic e-commerce sales grew by 12% during the quarter and the first nine months of 2004.

The segment experienced continued gross margin pressure because of increased catalog and e-commerce promotional activity, as well as the effect of absorbing higher costs for paper and reacting to competitive pressures on other supply categories. This margin pressure was more than offset by continued reductions in warehouse and distribution costs as a percentage of sales. Segment operating profit increased 5% in the third quarter and 3% for the first nine months of 2004, compared to the same periods in 2003.

Austrian noted, “BSG warehouse cost control initiatives continue to deliver results. We have now recorded 15 consecutive quarters of comparable warehouse cost reductions as a percentage of sales. As expected, Office Depot catalog sales were positive for the second straight quarter. Contract sales lagged our earlier expectations, but we are confident that additional investment in our sales force will accelerate growth beginning in early 2005. We remain committed to improving our competitive position in the North American delivery market.”

For the fourth quarter, the Company is projecting BSG sales growth in the low to mid single digit range.

International Group

Sales in the International Group increased 4% (but declined 5% in local currencies) in the third quarter, and increased 41% (31% in local currencies) in the first nine months of 2004 compared to the same periods in 2003. Year-to-date sales for September 2004 include nine months of Guilbert operations while the prior period includes operations only from the acquisition date of June 2, 2003. The change in exchange rates from the corresponding periods of last year increased sales reported in U.S. dollars by $69 million for the quarter and $192 million for the first nine months of the year. Third quarter revenues, as measured in local currencies, declined in most countries, including the United Kingdom, France, Germany and the Netherlands. Overall comparable catalog sales declined slightly, as positive performance in the United Kingdom was offset by softness in other major European countries. Catalog sales in recently opened markets continue to show solid percentage growth. Comparable contract sales declined in the double-digit range, primarily because of worse than expected performance in the Guilbert business in France and the United Kingdom. European retail comp sales were positive for the third consecutive quarter.

Gross profit as a percentage of sales increased in the third quarter of 2004, reflecting greater vendor purchasing discounts received by the Company, as well as an increased mix of catalog sales, partially offset by competitive rate pressures. Selling and warehouse expenses, as a percent of sales, increased compared to the prior year primarily because of deleverage associated with lower local currency sales volumes, but declined in local currencies. Segment operating profit declined 1% (a decline of 10% in local currencies) in the third quarter and increased 41% (increased 29% in local currencies) for the first nine months of 2004 compared to the same periods in 2003. International segment operating profit, when translated into U.S. dollars, benefited from foreign exchange rates by $9 million during the quarter and $29 million during the first nine months of 2004.

“While the year-to-date operating performance in our International Group has improved over 2003, we are not pleased with our performance this past quarter. We are taking active steps in the contract segment to improve top line sales in an effort to realize the financial and strategic value of the Guilbert acquisition,” commented Austrian.

The Company anticipates International sales to be in the slightly negative to flat range in local currencies in the fourth quarter of this year.

Outlook

Austrian stated, “We remain confident that our stated strategies are the right ones to drive our future growth and profitability. With a strong emphasis on execution and accountability, we will focus our efforts on improving the profitability of North American Retail, growing market share in North American Delivery and delivering on our expectations for the Guilbert acquisition. Our recently announced $500 million share repurchase plan highlights our confidence in the future prospects of Office Depot.”

Austrian concluded, “We are currently working on an extensive review of our overall cost structure. At this time, we remain comfortable with our full year EPS guidance of $1.08 — $1.14, exclusive of any expenses incurred or benefits realized from actions taken as a result of this review process.”

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today’s date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, Fla., the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number three online retailer – generating $2.6B in sales for FY’03. In North America, Office Depot has 923 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time, including in particular its 10-Q filing made on the date of this press release. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 27,	September 25,	September 27,
	2004	2003	2004	2003
Sales	$3,327,804	$3,235,580	$10,095,281	$9,107,140
Cost of goods sold and occupancy costs	2,286,160	2,219,984	6,943,949	6,272,450

Gross profit	1,041,644	1,015,596	3,151,332	2,834,690

Store and warehouse operating and selling expenses	734,784	720,119	2,224,498	2,042,744
General and administrative expenses	162,864	146,434	479,629	398,406
Other operating expenses	9,199	7,554	17,066	9,001

	906,847	874,107	2,721,193	2,450,151

Operating profit	134,797	141,489	430,139	384,539

Other income (expense):
Interest income	4,805	1,611	12,677	11,466
Interest expense	(16,508)	(14,530)	(47,780)	(37,785)
Miscellaneous income, net	5,400	3,324	13,818	19,490

Earnings from continuing operations before income taxes and cumulative effect of accounting change	128,494	131,894	408,854	377,710

Income taxes	38,548	40,228	123,487	122,480

Earnings from continuing operations before cumulative effect of accounting change	89,946	91,666	285,367	255,230

Discontinued operations, net	—	—	—	1,153

Cumulative effect of accounting change, net	—	—	—	(25,892)

Net earnings	$89,946	$91,666	$285,367	$230,491

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.29	$0.30	$0.92	$0.83
Diluted	0.28	0.29	0.90	0.82

Cumulative effect of accounting change:
Basic	—	—	—	(0.08)
Diluted	—	—	—	(0.08)

Net earnings per share:
Basic	$0.29	$0.30	$0.92	$0.75
Diluted	0.28	0.29	0.90	0.74

Weighted average number of common shares outstanding:
Basic	312,598	310,463	311,738	308,999
Diluted	316,034	315,642	315,929	313,058

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	September 25,	December 27,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$1,086,429	$790,889
Short-term investments	152,279	100,234
Receivables, net	1,175,697	1,112,417
Merchandise inventories, net	1,133,775	1,336,341
Deferred income taxes	148,727	169,542
Prepaid expenses and other current assets	93,225	67,305

Total current assets	3,790,132	3,576,728
Property and equipment, net	1,309,128	1,244,295
Goodwill	1,001,135	1,004,122
Other assets	335,045	320,097

Total assets	$6,435,440	$6,145,242

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,271,463	$1,323,179
Accrued expenses and other current liabilities	788,171	809,073
Income taxes payable	195,087	132,085
Current maturities of long-term debt	10,352	12,916

Total current liabilities	2,265,073	2,277,253

Deferred income taxes and other long-term liabilities	251,021	244,600
Long-term debt, net of current maturities	839,779	829,302

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued 403,366,876 in 2004 and 398,822,742 in 2003	4,034	3,988
Additional paid-in capital	1,238,989	1,175,497
Unamortized value of long-term incentive stock grants	(1,501)	(1,362)
Accumulated other comprehensive income	187,106	214,764
Retained earnings	2,590,104	2,304,737
Treasury stock, at cost – 90,781,283 shares in 2004 and 88,628,803 in 2003	(939,165)	(903,537)

Total stockholders’ equity	3,079,567	2,794,087

Total liabilities and stockholders’ equity	$6,435,440	$6,145,242

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended
	September 25,	September 27,
	2004	2003
Cash flow from operating activities:
Net earnings	$285,367	$230,491
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net	—	25,892
Depreciation and amortization	191,686	171,743
Charges for losses on inventories and receivables	78,335	100,110
Changes in working capital and other	16,604	(38,617)

Net cash provided by operating activities	571,992	489,619

Cash flows from investing activities:
Acquisition, net of cash acquired	(7,900)	(918,966)
Capital expenditures	(246,834)	(145,202)
Deposit on asset group purchase	(17,361)	—
Proceeds from disposition of assets and deposits received	41,253	41,054
Purchase of short-term investments	(53,475)	—
Sale of short-term investments	—	6,435

Net cash used in investing activities	(284,317)	(1,016,679)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	56,263	42,533
Proceeds from issuance of notes	—	398,880
Acquisition of treasury stock	(35,253)	—
Net payments on long- and short-term borrowings	(9,182)	(3,511)

Net cash provided by financing activities	11,828	437,902

Effect of exchange rate changes on cash and cash equivalents	(3,963)	35,031

Net increase (decrease) in cash and cash equivalents	295,540	(54,127)
Cash and cash equivalents at beginning of period	790,889	877,088

Cash and cash equivalents at end of period	$1,086,429	$822,961

Supplemental disclosure of other cash flow activities:
Interest paid	$58,811	$36,306
Income taxes paid	48,367	73,178

Supplemental disclosure of non-cash investing and financing activities:
Assets acquired under capital leases	$14,713	$1,459

OFFICE DEPOT, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

North American Retail Division

($ in millions)	Third Quarter				Year-to-Date
	2004		2003		2004		2003
Sales	$1,492.3	100.0%	$1,451.9	100.0%	$4,437.4	100.0%	$4,259.8	100.0%
Cost of goods sold and occupancy costs	1,086.8	72.8%	1,056.5	72.8%	3,264.0	73.6%	3,132.6	73.5%

Gross profit	405.5	27.2%	395.4	27.2%	1,173.4	26.4%	1,127.2	26.5%

Store and warehouse operating and selling expenses	297.6	20.0%	294.4	20.3%	881.9	19.8%	861.6	20.2%

Segment operating profit	$107.9	7.2%	$101.0	6.9%	$291.5	6.6%	$265.6	6.3%

Business Services Group

($ in millions)	Third Quarter				Year-to-Date
	2004		2003		2004		2003
Sales	$1,028.4	100.0%	$1,006.6	100.0%	$3,050.2	100.0%	$2,998.4	100.0%

Cost of goods sold and occupancy costs	707.0	68.8%	684.1	68.0%	2,084.2	68.3%	2,026.9	67.6%

Gross profit	321.4	31.2%	322.5	32.0%	966.0	31.7%	971.5	32.4%

Store and warehouse operating and selling expenses	219.7	21.3%	225.8	22.4%	671.5	22.0%	686.0	22.9%

Segment operating profit	$101.7	9.9%	$96.7	9.6%	$294.5	9.7%	$285.5	9.5%

International Group

($ in millions)	Third Quarter				Year-to-Date
	2004		2003		2004		2003
Sales	$807.7	100.0%	$777.8	100.0%	$2,609.3	100.0%	$1,851.2	100.0%
Cost of goods sold and occupancy costs	492.9	61.0%	479.9	61.7%	1,596.9	61.2%	1,114.2	60.2%

Gross profit	314.8	39.0%	297.9	38.3%	1,012.4	38.8%	737.0	39.8%

Store and warehouse operating and selling expenses	217.5	26.9%	200.1	25.7%	671.2	25.7%	495.8	26.8%

Segment operating profit	$97.3	12.1%	$97.8	12.6%	$341.2	13.1%	$241.2	13.0%